EXHIBIT 23.1

                          INDEPENDENT AUDITORS CONSENT

     We consent to the incorporation by reference in the Registration Statement of Medical Technology & Innovations, Inc. on Form S-8 to be filed on or about
April 27, 1998 of our report dated November 25, 1997 on the consolidated financial statements of Medical Technology & Innovations, Inc. and subsidiaries which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Annual Report on Form l0-KSB of Medical Technology & Innovations, Inc. for the year ended June 30, 1997.


/s/ SIMON LEVER & COMPANY

Lancaster, Pennsylvania
April 27, 1998